Exhibit 4.1

AMENDMENT NO. 2 TO TAX BENEFITS PRESERVATION PLAN

Amendment No. 2, dated May 11, 2026 (this “Amendment”), to that certain Tax Benefits Preservation Plan, dated April 5, 2024, by and between CarParts.com, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), as amended by Amendment No. 1 to Tax Benefits Preservation Plan, dated April 24, 2024 (collectively, the “Plan”).

WHEREAS, the parties hereto have entered into the Plan;

WHEREAS, pursuant to Section 26 of the Plan, for so long as the Rights are still redeemable, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of Rights or shares of Common Stock, subject to the terms of Section 26 of the Plan;

WHEREAS, as of the date hereof, the Rights are still redeemable; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Plan to provide for the termination of the Plan as of May 12, 2026;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings assigned to them in the Plan.

2. Amendment to the Plan. As of the Effective Date (as defined in Section 3 below), the Plan is hereby amended or modified as follows:

(a) Clause (i) of Section 7.1 of the Plan is hereby amended in its entirety to read as follows:

“(i) the close of business on May 12, 2026 (the “Final Expiration Date”),”.

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective on the date first written above (the “Effective Date”).

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the parties hereto and each of their respective successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment electronically shall be as effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

CARPARTS.COM, INC.

By:	/s/ David Meniane
Name: David Meniane
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Brooke Webb
Name: Brooke Webb
Title: Senior Vice President, Client Management